Exhibit (e)(iii)

THIRD AMENDMENT TO DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the novated Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between JOHCM Funds Trust on behalf of each of its series (“Client”) and Perpetual Americas Funds Distributors, LLC (f/k/a JOHCM Funds Distributors, LLC) (“Distributor”) is entered into as of October 30, 2023 (the “Effective Date”).

WHEREAS, Client and Distributor (“Parties”) desire to amend the Agreement to reflect a name change of the Distributor; and

WHEREAS, Section 19 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	All references in the Agreement to the Distributor’s name of JOHCM Funds Distributors, LLC are replaced with Perpetual Americas Funds Distributors, LLC.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

JOHCM FUNDS TRUST		PERPETUAL AMERICAS FUNDS DISTRIBUTORS, LLC

By:	/s/ Jonathan Weitz	By:	/s/ Teresa Cowan
Name:	Jonathan Weitz	Name:	Teresa Cowan
Title:	President	Title:	President